Exhibit 99.3

UQM Technologies, Inc. 7501 Miller Drive Frederick, CO 80530	NEWS FROM	Contacts: John Baldiserra BPC Financial Marketing (800) 368-1217 or Donald A. French, Treasurer UQM Technologies, Inc. (303) 682-4900

UQM TECHNOLOGIES ANNOUNCES EXERCISE OF OVER-ALLOTMENT

 OPTION AND CLOSING OF COMMON STOCK OFFERING

FOR IMMEDIATE RELEASE: 10-17

FREDERICK, COLORADO, OCTOBER 28, 2009…UQM TECHNOLOGIES, INC. (NYSE Amex:UQM), a developer of alternative energy technologies, today announced that the underwriters of the Company’s recent public offering of common stock exercised in full their over-allotment option to purchase an additional 1,125,000 shares of the Company’s common stock at the previously announced public offering price of $4.00 per share, less underwriting discounts and commissions. The option was granted in connection with the Company’s public offering of 7,500,000 shares. The closing of the sale of all 8,625,000 shares by the Company to the underwriters occurred earlier today.

Piper Jaffray & Co. acted as the sole book-running manager for the offering and Thomas Weisel Partners LLC and JMP Securities LLC acted as co-managers.

The Company received from the offering gross proceeds of $34.5 million and net proceeds, after deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $31.8 million.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on July 30, 2009. A prospectus supplement relating to the offering was filed with the Securities and Exchange Commission on October 23, 2009. Copies of the prospectus supplement and base prospectus relating to this offering may be obtained by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock. Furthermore, UQM Technologies will not sell any of the common stock and has been advised by Piper Jaffray & Co. that the underwriters and their affiliates will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company’s headquarters, engineering and product development center, and motor manufacturing operation are located in Frederick, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

UQM TECHNOLOGIES, INC. 7501 MILLER DRIVE, FREDERICK, COLORADO 80530  (303) 682-4900  FAX (303) 682-4901